EXHIBIT 2

DISCLAIMER

THIS SITE INCLUDES NEWS AND INFORMATION, COMMENTARY, AND OTHER CONTENT RELATING TO STILLWATER MINING COMPANY (THE “COMPANY”), INCLUDING BY PERSONS OR ENTITIES THAT ARE NOT AFFILIATED WITH CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., CLINTON MAGNOLIA MASTER FUND, LTD., CLINTON SPOTLIGHT MASTER FUND, L.P., CLINTON RETAIL OPPORTUNITY PARTNERSHIP, L.P., CLINTON RELATIONAL OPPORTUNITY, LLC, CLINTON GROUP, INC. AND GEORGE E. HALL (COLLECTIVELY, “CLINTON”) OR JOHN DEMICHIEI, CHARLES R. ENGLES, SETH E. GARDNER, MICHAEL MCMULLEN, MICHAEL MCNAMARA, PATRICE E. MERRIN, BRIAN SCHWEITZER AND GREGORY P. TAXIN (TOGETHER WITH CLINTON, THE “PARTICIPANTS”) (“THIRD PARTY CONTENT”). THE AUTHOR AND SOURCE OF ALL THIRD PARTY CONTENT AND DATE OF PUBLICATION IS CLEARLY AND PROMINENTLY IDENTIFIED. THIRD PARTY CONTENT IS AVAILABLE THROUGH FRAMED AREAS, THROUGH LINKS TO THIRD PARTY WEBSITES, OR IS SIMPLY PUBLISHED ON THE SITE. CLINTON AND ITS AFFILIATES HAVE NOT BEEN INVOLVED IN THE PREPARATION, ADOPTION OR EDITING OF THIRD PARTY CONTENT AND DO NOT EXPLICITLY OR IMPLICITLY ENDORSE OR APPROVE SUCH CONTENT. THE PURPOSE OF MAKING THE THIRD PARTY CONTENT AVAILABLE IS TO PROVIDE RELEVANT INFORMATION TO STOCKHOLDERS OF THE COMPANY IN CONNECTION WITH THE PARTICIPANTS’ SOLICITATION OF PROXIES FROM THE COMPANY’S STOCKHOLDERS FOR USE AT THE COMPANY'S 2013 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION").

THE PARTICIPANTS HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PROXY SOLICITATION. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION BY THE PARTICIPANTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, OKAPI PARTNERS LLC, CLINTON'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (212) 297-0720 OR TOLL-FREE AT (855) 305-0857.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY CLINTON WITH THE SEC ON MARCH 26, 2013. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

Cautionary Statement Regarding Forward-Looking Statements

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Clinton's forward-looking statements are based on its current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

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STILLWATER MINING COMPANY   CLINTON GROUP INNOVATION | AGILITY | EXPERTISE

Why We Need Your Support

The Clinton Group and the funds it manages are investors alongside you in Stillwater Mining. We seek to improve our collective investment prospects and hope you will assist us.

As you may recall, the Company used to have a majority owner, MMC Norilsk Nickel. Norilsk sold its stock at the end of 2010 leaving the directors of Stillwater free to exercise their judgment in leading the Company. Sadly, we believe their decisions have been feckless and misguided and the performance of the stock and the Company over this period gravely disappointing. Perhaps not surprisingly – after the directors adopted a questionable strategy, consummated two value-destructive acquisitions, oversaw the bloating of the marketing budget and increase in other administrative expenses, and approved an unnecessarily costly and dilutive financing – the stock is down 37% since Norilsk sold. Without change in the board room, we believe this record of ineffective decision making and consequent stock underperformance may well continue.

We are asking that you vote with us to replace the board of directors of Stillwater at the upcoming annual meeting. We have recruited a world-class set of new, independent directors fully capable of leading Stillwater and helping to foster a more prosperous future. We encourage you to read our proxy statement carefully, including the biographies of these individuals, the reasons we believe the Board should be replaced and the path we think the Company should take going forward.

The good news is that the Company owns valuable resources and profitable mines in Montana that are truly crown jewels – arguably the best platinum group metal deposits and mines in the world, in the most politically stable part of the world. We believe the Company, with the right business plan, can be more productive, more profitable and substantially more valuable.

If we are successful in replacing the Board – and we need your help to succeed – the Company will have a new, world-class Board with decades of experience in mine operations and development, capital allocation, mine investing, leadership and corporate finance, law and governance. The Company's new board will have directors who previously operated the Stillwater mine and processing facilities, who know the local labor leaders, who know underground mining in Montana, who know executive compensation best practices, who are familiar with the automotive companies and catalytic converter market, who know the Montana regulators and officials charged with overseeing the Company, who worked in the federal mine safety administration, and who personally own stock purchased with their own capital.

The new Board we have recruited also, most importantly, has the right idea: return the Company to its historic roots of being a pure-play, US-based PGM company, with a focus on optimal capital allocation, a commitment to efficient operations, and a dedication to the creation of stockholder value. With this new independent Board in place, stockholders will not have to fear another detour into Argentina; dalliance with Hollywood starlets; frolic into base metals; lark in marketing programs; diversion by bad M&A, or a spree of excessive executive pay. Instead, the new Board will buckle down and focus on just one thing: creating value for stockholders like you and us.

Please join us in supporting a new Board for Stillwater.

Our Views on the Proposals

Anyone who knows us knows we have some strong views. Find out what we think of the proposals at this year's annual meeting.

Read More →

Why Change is Needed

We believe the Stillwater Board has made significant errors in guiding the Company since the majority owner sold its stake in 2010.

The Case for Change →

The Path Forward

The Company can create more value for its stockholders by taking these steps

Read More →

Recent Press

December 20, 2012

Clinton Group Calls for Changes at Stillwater Mining

Read More >

March 22, 2013

Investors Seek to Oust Stillwater Chief

Read More >

© 2013 Clinton Group, Inc. | Disclaimer

3

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STILLWATER MINING COMPANY | CLINTON GROUP

The Case for Change

STILLWATER PALLADIUM
LEWIS & CLARK CORPS OF DISCOVERY
2004

Approximately two-and-a-half years ago, the Company's former majority stockholder, MMC Norilsk Nickel ("Norilsk") sold all of its stock in the Company. Since then, the Board has been free of the control of a majority stockholder and free to guide the Company as it saw fit. In our view, the results have not been pretty.

Since Norilsk's exit, as we describe more fully below, Stillwater has engaged in two value-destructive acquisitions (in pursuit of what we believe is a questionable strategy), spent imprudently on marketing and other administrative matters, and executed an unnecessarily costly and dilutive financing transaction. Meanwhile, the Board has more than doubled the Chief Executive Officer's annual pay and granted its own members hefty pay increases as well. We believe these unforced errors combined with increased compensation have eroded stockholder confidence in the judgment of the Board and left the Company with a muddled strategy, a motley collection of assets and an overpaid Chief Executive Officer.

In short, once the reins came off, so did the wheels.

As a result, the Company's stockholders have been hurt. Since Norilsk's exit, the Common Stock is down more than 37% (through March 25, 2013) even though the Company has added net cash to its balance sheet and the value of its proven and probable Platinum Group Metal ("PGM") reserves have declined by just 7%.

We believe decisions made by the current Board caused the Common Stock to fall in value.

First, the Board and management team decided to diversify away from the Company's historical roots, expanding into copper, gold, Canada and Argentina and away from PGMs and the United States – transforming the only US-based, pure-play PGM producer into a "diversified" mining company. We believe that in introducing "diversity", the Board chased away investors whose primary reason for acquiring the Common Stock was to gain exposure to the attractive fundamentals of PGMs without any political risk. If the stockholders wanted diversity, they could have achieved it on their own by buying shares in any one of dozens of publicly traded mining companies. We believe the Company's diversification strategy was, and continues to be, a mistake.

Worse, in pursuit of this questionable strategy, the Company made what we believe were two ill-conceived acquisitions. In 2011, the Company announced the purchase of Peregrine Metals Ltd. for more than $450 million, a 290% premium to Peregrine's market value at the time. Peregrine owned certain mining rights to Altar, an undeveloped copper and gold deposit that requires billions (the Company does not have) to fully develop into a working mine, in an unstable country (Argentina) with a history of nationalizing natural resource assets. Peregrine had acquired most of its mining concessions just a few years earlier from Rio Tinto Mining and Exploration Ltd. for a total payment of $2.8 million plus small future royalties. Although Peregrine, and now the Company, have done some resource definition work at Altar, there remains "significant uncertainty ... as to the economic viability of the Argentine resources." The Common Stock declined 47% in the month following the announcement of the purchase, destroying $1.3 billion in stockholder value.

The Company has also admitted that its other acquisition in pursuit of diversity, of Marathon PGM Corporation for approximately $125 million, was completed after faulty due diligence, leaving management and stockholders with insufficient data to know whether the Marathon project in Canada will ever be economic. Because of the diligence mistake – which involved "palladium grades being overstated on a significant portion of the project area" – there is "uncertainty as to the ultimate extent, quality, final grade, [and] mineability" of Marathon. Perhaps we are old fashioned, but we believe that in spending the stockholders' money, management and the Board should accurately assess the asset being purchased. Even now, years later, management cannot assure stockholders that the Marathon project contains resources that can be economically mined and it recently delayed the release of revised resource estimates. Stockholders are left to hope the Company gets lucky.

Our Views on the Proposals

Anyone who knows us knows we have some strong views. Find out what we think of the proposals at this year's annual meeting.

Read More

The Path Forward

The Company can create more value for its stockholders by taking these steps

Read More

Recent Press

December 20, 2012

Clinton Group Calls for Changes at Stillwater Mining

Read More >

March 22, 2013

Investors Seek to Oust Stillwater Chief

Read More >

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STILLWATER MINING COMPANY CLINTON GROUP

Say-on-Pay

On Proposal 3, the Company is providing stockholders with the opportunity to approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in the Company's Proxy Statement.

As an advisory vote, this Proposal is not binding on the Company or the Board.

We believe stockholders should vote to disapprove the compensation of the Company's executive officers. As noted above, the Company's CEO has received significant compensation, totaling more than $39 million over his tenure, while stockholders have lost nearly $900 million.

In 2011, the Company, at the urging of its management team, bought Peregrine to diversify the Company into copper and gold and into Argentina. The Company's stock declined by 47% in the month after the deal was announced and was down 51% for the year. Yet, the compensation committee and Board awarded the Company's CEO more than $5 million in compensation, far in excess of the pay awarded on average to the Company's peers. Indeed, while stockholders suffered in 2011, Mr. McAllister made more than he ever has at Stillwater and was paid more than any other public company CEO in Montana.

The pattern continued in 2012.

In 2012, the compensation committee of the Board used a "scorecard" to evaluate the performance of executives. The Company has provided a copy of this scorecard in the Company's Proxy Statement. For the reasons noted below, we find the compensation committee's approach to executive compensation in 2012 to be unacceptable and encourage all stockholders to review the Company's proxy disclosures in detail. We note the following:

First, although the compensation committee in 2012 used an elaborate list of 17 factors for deciding on bonus payouts and 16 factors for determining the long-term incentive program awards, none of those factors are tightly tied to the creation of shareholder value. Nowhere in the list of 33 items is the word "stock price" or "stockholder return" or "profit" or "cash flow" mentioned. We believe a Chief Executive Officer should be incentivized to do things that create stockholder value. Instead, Mr. McAllister's fortune is not tied to those of the stockholders.

Second, one of the factors used for both the short-term bonus and the long-term incentive plan is the year-end cash balance. The more cash, according to the compensation committee's approach, the merrier the bonuses for the executive team. We see no reason to incentivize the Chief Executive Officer to hold onto as much cash as possible and not either return it to stockholders or put it to good work. We believe there are capital projects worthy of spending on in Montana; the current compensation scheme provides a disincentive to pursuing those projects even though they would likely create acceptable (or extraordinary) returns for stockholders.

Third, the compensation committee awarded the management team scores on the various criteria that are far higher than we would have awarded. For example, the compensation committee provided a 100% performance grade for the refinancing of the Company's convertible bonds, even though the financing was executed so poorly as to deliver a 30% return to the new investors in four months. The compensation committee also provided a "200% performance ranking" to the management team for its handling of the Altar asset, for ending the year with more unused cash on the balance sheet than projected, and for making an "excellent" board presentation on the Company's safety program. (The safety presentation to the Board resulted in more than $80,000 in bonuses to the executive team, more than making up for the lost bonus the team suffered for failing to deliver an updated feasibility study on Marathon, which is critical to the Company's future economic opportunities.)

Fourth, in the "discretionary amount" of the short-term bonus calculation, the Board concluded the management team had so outperformed expectations that it deserved a discretionary award 50% higher than the target. It appears this Board found no reason to penalize the management team for producing fewer ounces in 2012 than in 2011, for experiencing cash costs per ounce that were 15% higher than 2011 (in an environment of lower realized prices per ounce), for managing a recycling business whose profit declined by 44% in 2012 or for the discovery of flawed diligence in the acquisition of Marathon. In the end, the Board determined that the executive team was worthy of short-term bonus award equal to 142% of the target amount and a long-term award equal to 120% of target, which we believe is far too high given the performance in 2012.

Our Views on the Proposals

Anyone who knows us knows we have some strong views. Find out what we think of the proposals at this year's annual meeting.

Read More →

Why Change is Needed

We believe the Stillwater Board has made significant errors in guiding the Company since the majority owner sold its stake in 2010.

The Case for Change →

The Path Forward

The Company can create more value for its stockholders by taking these steps

Read More →

Recent Press

December 20, 2012

Clinton Group Calls for Changes at Stillwater Mining

Read More >

March 22, 2013

Investors Seek to Oust Stillwater Chief

Read More >

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The Bylaws currently provide that the Board may take any action subject to the approval of a majority of the directors. Our proposed amendment will require certain transactions or capital projects exceeding specified thresholds to be approved by a supermajority vote of the Board, absent ratification of such transactions or capital projects by the Company's stockholders.

We are submitting this Proposal for consideration at the Annual Meeting because we believe that important investment decisions on behalf of the Company, including any transaction, or series of transactions, with an aggregate value exceeding $50 million or any capital project, or series of capital projects, in the same location or facility with an aggregate value exceeding $25 million, should require the approval of the vast majority of directors serving on the Board, rather than a simple majority, if such transactions or capital projects are not ratified by the Company's stockholders. Given the capital allocation decisions made by the Board over the last two-plus years, we believe stockholders should either have a direct vote in the use of the Company's cash and stock for major investment projects or acquisitions or that the Board should reach a strong consensus (i.e. more than two-thirds of the directors) in deciding on future capital uses. While we recognize this proposed approach is unusual (and may facilitate efforts of a minority of the Board to block actions otherwise approved by the majority of the Board), we also know that it is unusual for a company to make a $450 million acquisition, such as Stillwater's acquisition of Peregrine, and see the market value of its equity decline by more than $1.3 billion within thirty days.

Approval of this Proposal requires the affirmative vote of a majority of shares of Common Stock having voting power and present in person or by proxy at the Annual Meeting.

Clinton Group Calls for Changes at Stillwater Mining
Read More >

March 22, 2013
Investors Seek to Oust Stillwater Chief
Read More >

© 2013 Clinton Group, Inc. | Disclaimer

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STILLWATER MINING COMPANY | CLINTON GROUP

Nominees

John DeMichiei

Mining company CEO in Montana and former federal senior mining safety and health regulator

Charles Engles

Former CEO of Stillwater and board member in automotive catalytic converter business (the principal market for PGMs)

Seth Gardner

Former Managing Director at leading private equity firm with automotive industry Tier 1 supplier experience and former corporate lawyer

Mick McMullen

Executive, board member and investor in various mining companies around the globe and former consultant to mining industry

Michael McNamara

Natural resources investment banker and former metals and mining analyst and investor

Patrice Merrin

Former CEO and COO of mining and energy companies including in Canada and developing countries

Brian Schweitzer

Former Governor of Montana and business executive with strong ties to Montana regulators and labor leaders

Gregory Taxin

Public markets investor, corporate governance expert, former investment banker and lawyer

Our Views on the Proposals

Anyone who knows us knows we have some strong views. Find out what we think of the proposals at this year's annual meeting.

Read More →

Why Change is Needed

We believe the Stillwater Board has made significant errors in guiding the Company since the majority owner sold its stake in 2010.

The Case for Change →

The Path Forward

The Company can create more value for its stockholders by taking these steps

Read More →

Recent Press

December 20, 2012
Clinton Group Calls for Changes at Stillwater Mining
Read More >

March 22, 2013
Investors Seek to Oust Stillwater Chief
Read More >

© 2013 Clinton Group, Inc. | Disclaimer

11

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STILLWATER MINING COMPANY | CLINTON GROUP
INNOVATION | AGILITY | EXPERTISE

Back to Proposed Nominees

John DeMichiei

Mr. DeMichiei is currently the President and Chief Executive Officer of Signal Peak Energy, LLC, a coal mining company, where he has served since 2005. From 2004 to 2005, he was Senior Vice President of PinnOak Resources, LLC, which operated three large underground coal mines. Mr. DeMichiei served as the President and Chief Executive Vice President and Chief Executive Officer of RAG America Coal Holding, Inc. from 1998 to 2001, both coal mining companies. In addition, Mr. DeMichiei worked at Cyprus-Amax Minerals Company, a company engaged in the exploration, extraction, processing and marketing of mineral resources, in various capacities from 1990 to 1998. From 1972 until 1990, Mr DeMichiei served in various capacities at the Mine Safety and Health Administration, with his last such position as the Special Assistant to the Assistant Secretary of Labor, where his responsibilities included developing program policies and procedures governing safety and health enforcement activities for mining operation in the United States.

Mr. DeMichiei was selected to participate in the Mine Safety and Health Administration's Senior Executive Service program at the University of Virginia. He also received his Master of Business Administration from American University and his Bachelor of Science in Mining Engineering from the University of Pittsburgh.

Mr. DeMichiei's qualifications as director include his expertise in the mining industry and his experience as an executive.

Our Views on the Proposals

Anyone who knows us knows we have some strong views. Find out what we think of the proposals at this year's annual meeting.

Read More →

Why Change is Needed

We believe the Stillwater Board has made significant errors in guiding the Company since the majority owner sold its stake in 2010.

The Case for Change →

The Path Forward

The Company can create more value for its stockholders by taking these steps

Read More →

Recent Press

December 20, 2012
Clinton Group Calls for Changes at Stillwater Mining
Read More >

March 22, 2013
Investors Seek to Oust Stillwater Chief
Read More >

© 2013 Clinton Group, Inc. | Disclaimer

12

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STILLWATER MINING COMPANY | CLINTON GROUP

Back to Proposed Nominees

Charles Engles

Dr. Engles is currently an independent consultant. Since May 2012, he has served as Senior Director of PatentBridge LLC, an intellectual property brokerage firm. Since October 2010, Dr. Engles has served on the board of directors of Clean Diesel Technologies, Inc., a manufacturer and distributor of heavy duty diesel and light duty vehicle emissions control systems. Dr. Engles also served as a director of Catalytic Solutions, Inc., a manufacturer and distributor of emissions control systems and products, from January 2000 to October 2010, when it merged with Clean Diesel Technologies, Inc. From April 2008 to October 2008, Dr. Engles served as Interim Chief Executive Officer of ThermoCeramix, Inc., an advanced materials company focused on electrical to thermal energy conversion. From September 1997 to March 2008, he served as Chief Executive Officer of Cutanix Corporation, a biopharmaceutical company focused on dermatological drug discovery, which he co-founded. He also served as Chairman and Chief Executive Officer of Stillwater from September 1994 to March 1997, where, under his direction, Stillwater completed its initial public offering on the NASDAQ in 1994. From July 1989 to September 1994, Dr. Engles served as Senior Vice President of Johns-Manville Corporation, where he was responsible for corporate development and worldwide mining and minerals operations and, in 1992, organized the spin-off of Stillwater from Johns-Manville Corporation and Chevron Corporation.

Dr. Engles holds a Ph.D from Stanford University in operations research and attended Oxford University as a Rhodes Scholar.

Dr. Engles's qualifications as director include his experience as Chief Executive Officer of Stillwater, his over 20 years of experience serving as a board member for public and private companies, his experience in the automotive catalytic converter business (the principal market for platinum group metals) and his expertise in operations and corporate development.

Our Views on the Proposals

Anyone who knows us knows we have some strong views. Find out what we think of the proposals at this year's annual meeting.

Read More →

Why Change is Needed

We believe the Stillwater Board has made significant errors in guiding the Company since the majority owner sold its stake in 2010.

The Case for Change →

The Path Forward

The Company can create more value for its stockholders by taking these steps

Read More →

Recent Press

December 20, 2012

Clinton Group Calls for Changes at Stillwater Mining

Read More >

March 22, 2013

Investors Seek to Oust Stillwater Chief

Read More >

© 2013 Clinton Group, Inc. | Disclaimer

13

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STILLWATER MINING COMPANY | CLINTON GROUP

Back to Proposed Nominees

Seth Gardner

Seth Gardner formerly served as the founding Executive Director of the Center for Financial Excellence at Duke University's Fuqua School of Business in Durham, North Carolina from 2009 to 2012. From 2003 to 2009, Mr. Gardner worked at Cerberus Capital Management, L.P. in New York City, where he was a Managing Director in the private equity group. Mr. Gardner was responsible for sourcing, evaluating, structuring and negotiating private equity investments. He also spearheaded, planned and implemented (with company management) operational and financial restructurings of portfolio companies across a wide range of industries, including financial services, retail, transportation and automotive. During 2008 and 2009, he played critical and lead roles in connection with the U.S. Government's financial rescues of Chrysler and Chrysler Financial, which were controlled by Cerberus. From 1995 to 2003, Mr. Gardner was an associate at Wachtell, Lipton, Rosen & Katz, a New York City law firm.

Mr. Gardner served as a director on the boards of several Cerberus portfolio companies including Chrysler Financial from 2007-2009, Tower Automotive from 2008-2009 and Scottish Re Group from 2008-2009.

Mr. Gardner received his BA degree from Duke University in 1989. He also received a MBA degree from The Fuqua School of Business and a JD degree from Duke Law School in 1994.

Mr. Gardner's qualifications as director include his previous experience as a professional investor, making acquisition and capital allocation decisions, as a director of a large automotive supplier, and as a director and investor helping to implement restructuring and operational strategies for various companies.

Our Views on the Proposals

Anyone who knows us knows we have some strong views. Find out what we think of the proposals at this year's annual meeting.

Read More

Why Change is Needed

We believe the Stillwater Board has made significant errors in guiding the Company since the majority owner sold its stake in 2010.

The Case for Change

The Path Forward

The Company can create more value for its stockholders by taking these steps

Read More

Recent Press

December 20, 2012

Clinton Group Calls for Changes at Stillwater Mining

Read More >

March 22, 2013

Investors Seek to Oust Stillwater Chief

Read More >

© 2013 Clinton Group, Inc. | Disclaimer

14

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STILLWATER MINING COMPANY | CLINTON GROUP

Back to Proposed Nominees

Mick McMullen

Mr. McMullen currently serves as a Principal at MRI Advisory AG, a private company focusing on the development of metal and minerals projects in the Americas, Europe and Africa. Since 2007, he has been responsible for investing the equity investments of the Principals of MRI Advisory AG and supervising the technical due diligence for a variety of commodity backed funding structures. Since March 2012, he has also served as the Executive Chairman of Nevada Iron Limited, an ASX-listed development company with iron ore assets in Nevada. Since 2007, Mr. McMullen has also served as Executive Chairman of Lachlan Star Limited, a TSX/ASX dual listed mining company, where he oversaw the acquisition of CMD Gold Mine in Chile, which has since more than doubled its pre-acquisition production. In 2007, Mr. McMullen formed Northern Iron Limited, which developed an iron ore mine in Norway; at Northern Iron Limited, he served as Managing Director from April 2007 to November 2009 and as President of Northern Iron Marketing AG until June 2010. From September 2005 to August 2007, he was a Partner and Audit Manager at RSG Global Consulting Pty Ltd, a mining consultancy firm, where Mr. McMullen was the partner in charge of bank finance and M&A due diligence consulting and expert and valuation reports, including for several PGM projects in South Africa. From September 2002 to August 2005, he was Technical Director of Tritton Resources Limited, which owned and operated a copper mine. Mr. McMullen also served as Executive Technical Director of Lafayette Mining Limited, which owned and operated a mine producing copper and zinc concentrates, as well as gold and silver by-products, from November 1998 to September 2002 and as Exploration Manager of Spinifex Gold Ltd. (Asia), an exploration company, from February 1997 to November 1998.

Mr. McMullen's qualifications as director include his 20 years of experience identifying, financing, operating and selling mining operations as well as his experience serving on the board of directors of publicly listed mining companies for over 14 years.

Our Views on the Proposals

Anyone who knows us knows we have some strong views. Find out what we think of the proposals at this year's annual meeting.

Read More

Why Change is Needed

We believe the Stillwater Board has made significant errors in guiding the Company since the majority owner sold its stake in 2010.

The Case for Change

The Path Forward

The Company can create more value for its stockholders by taking these steps

Read More

Recent Press

December 20, 2012

Clinton Group Calls for Changes at Stillwater Mining

Read More >

March 22, 2013

Investors Seek to Oust Stillwater Chief

Read More >

© 2013 Clinton Group, Inc. | Disclaimer

15

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STILLWATER MINING COMPANY | CLINTON GROUP

Back to Proposed Nominees

Michael McNamara

In January 2013, Mr. McNamara joined Dominick & Dominick LLC, a wealth management and investment services firm, where he is a Managing Director of natural resources investment banking. Prior to joining Dominick & Dominick LLC, from January 2010 to January 2012, Mr. McNamara worked at Talpion LLC, a boutique private investment firm. At Talpion LLC, Mr. McNamara was responsible for investments in the global metals and mining industry. Prior to such time, from June 2006 until January 2009, Mr. McNamara worked at the asset management firm One East Partners, LP, where he was responsible for industrials and commodity investing. From November 2003 to June 2006, Mr. McNamara was employed by Twin Capital Management, a hedge fund, and from September 2002 to November 2003, by PricewaterhouseCoopers, a global audit and consulting firm.

Mr. McNamara received a B.S. degree in Business Administration with a concentration in finance and accounting from Georgetown University.

Mr. McNamara's qualifications as director include his investment banking experience in the industrials, natural resources, and mining industries.

Our Views on the Proposals

Anyone who knows us knows we have some strong views. Find out what we think of the proposals at this year's annual meeting.

Read More

Why Change is Needed

We believe the Stillwater Board has made significant errors in guiding the Company since the majority owner sold its stake in 2010.

The Case for Change

The Path Forward

The Company can create more value for its stockholders by taking these steps

Read More

Recent Press

December 20, 2012
Clinton Group Calls for Changes at Stillwater Mining
Read More >

March 22, 2013
Investors Seek to Oust Stillwater Chief
Read More >

© 2013 Clinton Group, Inc. | Disclaimer

16

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STILLWATER MINING COMPANY

CLINTON GROUP

INNOVATION | AGILITY | EXPERTISE

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Patrice Merrin

Ms. Merrin is currently Chairman of the Board of Directors of CML HealthCare, Inc., a leading provider of private laboratory testing services, as well as a member of the Nominating and Governance, Audit and Human Resources Committees. Ms. Merrin joined the Board of CML HealthCare, Inc. in March 2008 and became Chairman in March 2011. She also served as Interim President and Chief Executive Officer of CML HealthCare from May 2011 to February 2012. Since January 2012, she has served as director of Ornge, Ontario's air ambulance service, and has chaired its Chief Executive Officer Search Committee. From October 2009 to June 2011, Ms. Merrin served as a director of EnsSolutions Group, Inc., which provides engineered environmental applications for mine tailings control, process dust and stockpile sealing. She also served as a director of The NB Power Group, a company that generates and distributes electricity from nuclear, hydro, wind and oil, from 2007 to 2009 and as Chairman of the Environment, Health and Safety Committee from 2008 to 2009. From 2005 to 2006, Ms. Merrin served as President, Chief Executive Officer and a director of Luscar Ltd., Canada's largest producer of thermal coal, and as Executive Vice President from 2004 to 2005. Before joining Luscar, from 1999 to 2004, Ms. Merrin was Executive Vice President and Chief Operating Officer of Sherritt International Corporation, a diversified international natural resources company with assets in base metals mining and refining, thermal coal, oil, gas and power generation. She is also currently a director of the Climate Change and Emissions Management Corporation, which was created in 2009 to support Alberta's initiatives on climate change and the reduction of emissions. In addition, Ms. Merrin was a member of the National Advisory Panel on Sustainable Energy Science & Technology from 2005 to 2006, and from 2003 to 2006 was a member of Canada's National Round Table on the Environment and the Economy.

Ms. Merrin holds a Bachelor of Arts degree from Queen's University and completed the Advanced Management Programme at INSEAD.

Ms. Merrin's qualifications as director include her operating experience as an executive in the mining sector and her experience serving on several boards of directors or trustees, as applicable.

Our Views on the Proposals

Anyone who knows us knows we have some strong views. Find out what we think of the proposals at this year's annual meeting.

Read More

Why Change is Needed

We believe the Stillwater Board has made significant errors in guiding the Company since the majority owner sold its stake in 2010.

The Case for Change

The Path Forward

The Company can create more value for its stockholders by taking these steps

Read More

Recent Press

December 20, 2012

Clinton Group Calls for Changes at Stillwater Mining

Read More >

March 22, 2013

Investors Seek to Oust Stillwater Chief

Read More >

© 2013 Clinton Group, Inc. | Disclaimer

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STILLWATER MINING COMPANY | CLINTON GROUP

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Brian Schweitzer

Mr. Schweitzer most recently served as Governor of Montana, from January 5, 2005 to January 7, 2013. Gov. Schweitzer maintained one of the highest approval ratings among American politicians, delivered the eight largest budget surpluses in Montana history, cut the most taxes in history and froze tuition increases at state universities, before retiring due to term limits. Gov. Schweitzer is the only Governor in Montana history elected directly from the business world, not having been elected to any other office. As Governor, he served as chair of the Western Governors Association, during 2009, and the Democratic Governors Association, during 2008. Mr. Schweitzer also served as the 2011 President of the Council of State Governments. In 1993, he was appointed by former President Bill Clinton to the United States Department of Agriculture as a member of the Montana USDA Farm Service Agency Committee, where he served until 2000, when he ran for the U.S. Senate. While at the Department of Agriculture, Mr. Schweitzer served on the Montana Rural Development Board and the National Drought Task Force. Prior to entering politics, Mr. Schweitzer assisted on irrigation development projects in Africa, Asia, Europe and South America prior to his founding and operating a ranching and irrigation business in Montana.

Mr. Schweitzer earned his Bachelor of Science degree in international agronomy from Colorado State University and a Master of Science in soil science from Montana State University, Bozeman.

Mr. Schweitzer's qualifications as a director include his extensive leadership experience as Governor of Montana and through various other political endeavors, as well as his familiarity with the regulatory, labor and business leaders in the Corporation's main operating geography, Montana.

Our Views on the Proposals

Anyone who knows us knows we have some strong views. Find out what we think of the proposals at this year's annual meeting.

Read More →

Why Change is Needed

We believe the Stillwater Board has made significant errors in guiding the Company since the majority owner sold its stake in 2010.

The Case for Change →

The Path Forward

The Company can create more value for its stockholders by taking these steps

Read More →

Recent Press

December 20, 2012

Clinton Group Calls for Changes at Stillwater Mining

Read More >

March 22, 2013

Investors Seek to Oust Stillwater Chief

Read More >

© 2013 Clinton Group, Inc. | Disclaimer

18

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STILLWATER MINING COMPANY CLINTON GROUP

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Gregory Taxin

Greg Taxin is a Managing Director of the Clinton Group, where he has served since June 2012. Prior to joining Clinton, Mr. Taxin was the Managing Member of Spotlight Advisors (and its predecessors), an investment advisor focused on activist equity investments since 2007. Prior to Spotlight, from February 2003 through May 2007, Mr. Taxin was the co-founder and Chief Executive Officer of Glass, Lewis & Co., an independent research firm that assists institutional investors in making more informed investment and proxy voting decisions by uncovering business, legal, governance and financial statement risk at public companies. Prior to co-founding Glass Lewis, Mr. Taxin was an investment banker. He provided advice to public and private companies, assisting in raising billions of dollars in capital and in mergers and acquisitions worth billions of dollars, principally in the technology and telecommunications industry. Mr. Taxin was a Managing Director at Banc of America Securities where he served from October 2001 through November 2002, Director of Epoch Partners where he served from January 2000 through July 2001, and a Vice President at Goldman, Sachs & Co., where he served from July 1997 through January 2000.

Mr. Taxin serves on the Board of Directors of Ionetix Corporation and the ProCure Cancer Foundation, each of which he has served on since 2010.

Mr. Taxin is a magna cum laude graduate of the Harvard Law School, where he was a John M. Olin Fellow in Law and Economics and received his JD in 1994, and a graduate of the University of California, Berkeley in 1990.

Mr. Taxin's qualifications as director include his experience as an executive of multiple companies, his experience as a director and his expertise in finance, business and corporate governance.

Our Views on the Proposals

Anyone who knows us knows we have some strong views. Find out what we think of the proposals at this year's annual meeting.

Read More

Why Change is Needed

We believe the Stillwater Board has made significant errors in guiding the Company since the majority owner sold its stake in 2010.

The Case for Change

The Path Forward

The Company can create more value for its stockholders by taking these steps

Read More

Recent Press

December 20, 2012

Clinton Group Calls for Changes at Stillwater Mining

Read More >

March 22, 2013

Investors Seek to Oust Stillwater Chief

Read More >

© 2013 Clinton Group, Inc. | Disclaimer

19

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STILLWATER MINING COMPANY
CLINTON GROUP
INNOVATION | AGILITY | EXPERTISE

Materials For Stockholders

Definitive Proxy Statement

March 26, 2013
Read our complete proxy statement, with important information about our nominees and bylaw amendment proposal, plus other information about us and our proxy solicitation.

Read More

Clinton Group letter to the Stillwater Board

December 20, 2012
Read our letter to the Stillwater Board of Directors discussing our concerns about the Board's stewardship of the Company and the best path forward.

Read More

Our Views on the Proposals

Anyone who knows us knows we have some strong views. Find out what we think of the proposals at this year's annual meeting.

Read More

Why Change is Needed

We believe the Stillwater Board has made significant errors in guiding the Company since the majority owner sold its stake in 2010.

The Case for Change

The Path Forward

The Company can create more value for its stockholders by taking these steps

Read More

Recent Press

December 20, 2012
Clinton Group Calls for Changes at Stillwater Mining
Read More >

March 22, 2013
Investors Seek to Oust Stillwater Chief
Read More >

© 2013 Clinton Group, Inc. | Disclaimer

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Clinton Group, Inc. Calls for Changes at Stillwater Mining Co.

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NEW YORK, Dec. 20, 2012 /PRNewswire/ -- Clinton Group, Inc. ("Clinton") announced today that it has sent a letter to the board of directors of Stillwater Mining Company (NYSE: SWC) demanding changes to the strategy, operations and management of the Company. Clinton Group owns a significant stake in the Company.

The letter critiques the current management team and Board for a series of strategic missteps and bad acquisitions; operating with a bloated cost structure and marketing budget; and for issuing a high cost-of-capital convertible bond in October. The letter goes on to demand the Board take seven steps to improve the cash flow and operations of the business.

The letter also expresses the Clinton Group's view that the Company is undervalued and that taking the steps outlined in the letter can help stockholders realize fair value for the stock. The Clinton Group's valuation analysis concludes that fair value is approximately $21-23 per share.

The complete text of the letter sent by Clinton Group to the board of directors of Stillwater Mining is attached.

<u>About Clinton Group, Inc.</u>

Clinton Group, Inc. is a Registered Investment Advisor based in New York City. The firm has been investing in global markets since its inception in 1991 with expertise that spans a wide range of investment styles and asset classes.

[Clinton Group Letterhead]

Board of Directors
Stillwater Mining Company
1321 Discovery Drive
Billings, MT 59012

RE: <u>Maximizing Shareholder Value</u>

Lady and Gentlemen:

I write on behalf of Clinton Group, Inc., which is the investment advisor to various partnerships and investment vehicles (collectively "Clinton Group") that own a significant stake in the Stillwater Mining Company ("Stillwater" or the "Company").

Clinton Group is an enthusiastic owner of Stillwater stock and believes the Company has assets and a market position that entitles it to generate significant free cash flow going forward. The Company is the best positioned Platinum Group Metals ("PGM") producer, with significant in-situ value and a low cost of production, coupled with the most stable political and labor dynamics of any of the major producers. With strong growth likely in key end markets, especially in the auto market as the penetration of cars deepens in emerging markets, we are bullish on palladium and the future of Stillwater.

But despite these solid fundamentals, the stock has performed poorly in the last couple of years and is significantly undervalued today. The stock is down 45% in the two years ended November 30, 2012, and trades at a substantial discount to the peers on the most relevant metrics. Even at these low stock prices, half of the covering analysts have a neutral or sell recommendation and 14% of the float is sold short.

We believe we know why.

Despite a great foundation for strong cash flow and growth in its core operation, the Company has engaged in two value-destructive acquisitions in pursuit of a questionable strategy, spent imprudently on "marketing" and other administrative matters, and executed an unnecessarily costly and dilutive financing transaction. These unforced errors have eroded shareholder confidence in the judgment of management and the Board and left the Company with a muddled strategy and motley collection of assets.

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We thus are not surprised that the market has afforded Stillwater – a company with terrific mines in Montana and a unique position in the PGM market – with a low valuation. The strategic missteps, bloated cost structure and inane financing program have left investors without the confidence in management and the Board needed to support a fair stock valuation.

We believe change is needed.

First, it is time for Mr. McAllister to retire and to be replaced by a proven executive with a commitment to operating the Montana mines efficiently and to ridding the Company of its prospecting and speculative investments in Canada and Argentina. Mr. McAllister has had his chance; he has served as Chief Executive Officer and Chairman for more than a decade. And while the Company has rewarded him handsomely – with more than $34 million in pay – stockholders are worse off: the stock is down 65% during his tenure. Just last year, Mr. McAllister received $5.6 million in compensation while the stock fell 51%.*** The Company needs new leadership and alignment of executive pay with performance.

Second, the Company should cease all but absolutely necessary spending in Argentina and look to sell the Altar asset as soon as practicable. With the political and currency environment, it may be hard to sell the Argentina assets today, but there should be no further cash flow leakage to a speculative project in such an unstable part of the world. This asset should essentially be reclassified as "held for sale".

Third, the Company should quickly determine whether its Canadian asset is worthy of further development or whether the due diligence mistakes made by the Company are so severe as to render the project uneconomic. We hope the Company will be lucky and these PGM assets can be profitable for shareholders going forward, but we certainly think no additional betting should be done without first accurately assessing the resource.

Fourth, the Company should accelerate in any way possible its capital spending program and development of Graham Creek , to bring production from that resource online as quickly as possible. In all other practical ways, the Company should focus on getting more PGM out of the ground in Montana as quickly as possible. We believe there is a work force ready to be deployed and tangible opportunities in 2013 and beyond to increase production of PGMs. Shareholders are not well served by resource that remains buried.

Fifth, all spending on the Palladium Alliance should be suspended unless the Alliance can attract other palladium suppliers as supporters. We are, as noted, skeptical of the value of this spending; in all events, the Company should not be carrying the industry by itself.

Sixth, a complete review of all overhead and administrative spending should be conducted with a goal of bringing spending levels back to those in the earlier part of this century. There is no excuse for mining markedly fewer ounces with higher administrative and selling expenses.

Seventh, with due respect to the Board, we believe none of the problems we have cited or changes we are promoting are obscure. And, we regard it as your task, as our fiduciaries, to block strategy drift, value-destructive acquisitions, cost-base creep and bad financing decisions. You are responsible for ensuring we have strong executive leadership and alignment of pay with performance. You are tasked with ensuring capital is allocated to marketing programs and development projects with clear and attractive returns on investment. And you are responsible for moving the Company in a direction desired by the owners. You have failed at each of these core responsibilities. We believe the Board should be re-made to provide shareholders with a Board that will succeed at these tasks and inspire confidence in the future. With shareholder input, you should augment the Board with new directors and the long-serving incumbents should resign.

On a fundamental basis, the Company is worth substantially more than the stock price currently reflects. We believe that the Board can best close the gap by adopting the changes listed above. We note, for example, that a return to the historical ratio of basket price to stock price would yield a stock price over $18. The major PGM companies trade with a median enterprise value to EBITDA multiple that is 50% higher than that of the Company, despite having greater political, labor and power risk and higher effective tax rates.**** Just getting to the median multiple (which requires in our minds convincing shareholders that their capital will not be diverted nor their equity diluted) would yield a price of more than $18, even before marketing and administrative costs are brought in line (which could create as much as $2 per share of additional value) and the spending in Argentina is curtailed (another $1+ per share). And, of course, there is some, additive value in the Peregrine assets upon liquidation and in the Marathon assets if they prove economic, perhaps as much as $3 to $4 per share. Even with the dilution from the convertible bond, we thus believe the stock would be valued at $21-23, if only the Board and management team would focus on the core Montana assets and operated the business efficiently.

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Given the Company's opportunity to create significant shareholder value with the assets already in hand, we would like to discuss our recommendations with you at your convenience. We will come to Montana, or you are welcome here, at any time. In the absence of movement on these items, you should expect that we will take our case to Stillwater shareholders this Spring and seek a new Board whose allegiances are to the Stillwater shareholders and whose resolve to create value is strong.

Best regards.

//s//

Gregory P. Taxin
Managing Director

//s//

Joseph De Perio
Senior Portfolio Manager

End notes:

* "Basket price" defined as 0.77 * palladium price + 0.23 * platinum price, reflecting the Company's resource split. Source: Bloomberg.

** Of the 19 convertible bond deals completed by US issuers since October 1, only one has traded higher than the Company's bond. Source: CapitalIQ.

*** CEOs of the Company's peers did nowhere near as well. The peer companies chosen by the compensation committee of the Board are on average five times larger in enterprise value, six times larger in EBITDA and had stock performance that was much better than the Company last year. Yet, the pay of the CEOs of the peers, on average, was just $3.6 million. Source: Company filings and Capital IQ.

**** The PGM companies we included for this analysis are Anglo American Platinum, Aquarius Platinum, Impala Platinum, Lonmin, North American Palladium, Northam Platinum and Royal Bafokeng Platinum. Source: CapitalIQ.

SOURCE Clinton Group, Inc.

RELATED LINKS
http://www.clinton.com

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STILLWATER MINING COMPANY

CLINTON GROUP

INNOVATION | AGILITY | EXPERTISE

FAQs

1. How do I vote?
2. What is the Clinton Group?
3. Why is Clinton Group doing all of this?
4. Is it true that Clinton Group does not have mining expertise?
5. Is it true that Clinton Group is just interested in short-term stock price movements?
6. Is Clinton Group seeking to control the Company?

How do I vote?

If you wish to support our campaign, please use the GREEN proxy card you have or will receive in the mail. You can vote using that card either by returning it physically or by voting online following the instructions on the card. If you have any questions about how to vote, please contact Okapi Partners, which is our proxy solicitor. They can be reached at info@okapipartners.com, (212) 297-0720 or toll-free at (855) 305-0857.

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What is the Clinton Group?

Clinton Group is a Registered Investment Advisor that was founded in 1991. We manage money across a range of strategies and geographies. We own our Stillwater stock in our value investing portfolios because we believe the Company's stock is priced at a level that does not fully reflect its opportunity set. We own stocks in a number of companies that meet this criteria and regularly attempt to help such companies perform better.

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Why is Clinton Group doing all of this?

Clinton Group is an investor in Stillwater. We have owned the stock on-and-off for many years. We believe the Company is not being managed well by its directors and executives and want to help the Company create value for all stockholders. We have taken the time and expended the effort to recruit a world-class set of independent directors in whom we have confidence. We believe they can help lead the Company in a better direction and one that will be better for all stockholders.

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Is it true that Clinton Group does not have mining expertise?

Clinton Group invests in companies across industries and geographies. Our analysts have experience in many industries, including in metals and mining. We certainly are not miners or mine operators. Our expertise is in evaluating companies and identifying investment opportunities. The Clinton Group is not proposing to run or control the Company of course. We believe the Company is a good investment opportunity and that it is being mismanaged. Our role is to offer up a group of qualified, independent professionals who we believe can oversee the Company well. If elected, they are the independent people who will make decisions about the future direction of the Company, not us. Our nominees have significant expertise in mining, including PGM mining, underground mining, capital allocation in mining companies, mining operations, safety and health programs for mines and so forth. The question for stockholders is not whether Clinton Group has expertise in mining but rather whether the incumbent board or our proposed nominees will do a better job of setting strategy for the Company and overseeing its operations.

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Our Views on the Proposals

Anyone who knows us knows we have some strong views. Find out what we think of the proposals at this year's annual meeting.

Read More

Why Change is Needed

We believe the Stillwater Board has made significant errors in guiding the Company since the majority owner sold its stake in 2010.

The Case for Change

The Path Forward

The Company can create more value for its stockholders by taking these steps

Read More

Recent Press

December 20, 2012

Clinton Group Calls for Changes at Stillwater Mining

Read More >

March 22, 2013

Investors Seek to Oust Stillwater Chief

Read More >

26

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STILLWATER MINING COMPANY   CLINTON GROUP

Contact

Investors with questions on how to vote, please contact:	Investors or media wishing to speak with the Clinton Group, Inc:
Okapi Partners LLC 437 Madison Avenue, 28th Floor New York, New York 10022 (212) 297-0720 or Toll-Free (855) 305-0857 info@okapipartners.com	Clinton Group, Inc. 601 Lexington Avenue, 51st Floor New York, NY 10022 (212) 825-0400 stillwater@clinton.com

Our Views on the Proposals

Anyone who knows us knows we have some strong views. Find out what we think of the proposals at this year's annual meeting.

Read More

Why Change is Needed

We believe the Stillwater Board has made significant errors in guiding the Company since the majority owner sold its stake in 2010.

The Case for Change

The Path Forward

The Company can create more value for its stockholders by taking these steps

Read More

Recent Press

December 20, 2012

Clinton Group Calls for Changes at Stillwater Mining

Read More >

March 22, 2013

Investors Seek to Oust Stillwater Chief

Read More >

© 2013 Clinton Group, Inc. | Disclaimer